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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Numbers  001-15411; 811-09533;
                                                           333-84997; 333-90445

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                         COLONIAL INSURED MUNICIPAL FUND
             (Exact name of registrant as specified in its charter)

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                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                               TEL: (800) 426-3750
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                           COMMON SHARES, NO PAR VALUE
        MUNICIPAL AUCTION RATE CUMULATIVE PREFERRED SHARES, NO PAR VALUE
            (Title of each class of securities covered by this Form)

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                                      NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]    Rule 12h-3(b)(2)(ii)  [ ]
                                    Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Colonial Insured Municipal Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 31, 2007                              By: /s/ Christopher L. Wilson
                                                      --------------------------
                                                   Name:  Christopher L. Wilson
                                                   Title: President